                                                                    EXHIBIT 10.1

          Confidential treatment has been requested with respect to
           the provisions indicated by (*). The omitted information
              has been filed separately with the Securities and
                             Exchange Commission.

                                  OEM AGREEMENT

        THIS OEM AGREEMENT ("Agreement") is made and entered into as of July 24, 1997 (the "Effective Date") by and between Uniphase Corporation, a Delaware corporation ("Uniphase"), and KLA-Tencor Corporation, a Delaware corporation ("KLA-Tencor").

                                  R E C I T A L

        WHEREAS, Uniphase and KLA-Tencor desire to enter into an exclusive OEM agreement relating to Uniphase's Systems and ADC Software (as defined below);

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

        1.             DEFINITIONS.

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1. ADC Software. "ADC Software" means (i) Uniphase's proprietary automatic semiconductor wafer, mask and flat panel display defect review and classification software identified on Exhibit A hereto, (ii) any other software for the automatic review and classification of semiconductor wafer, mask and flat panel display defects commercially released by Uniphase during the term of this Agreement, and (iii) any upgrades, new versions or improvements to any of the foregoing commercially released by Uniphase during the term of this Agreement. ADC Software will be provided by Uniphase to KLA-Tencor in object code form only and solely as an element of Systems.

        1.2. Affiliate. "Affiliate" means an entity controlling, controlled by or under common control with the named company, where "control" refers to the ability, direct or indirect, to elect a majority of the Board of Directors or other governing body of the controlled entity. An entity shall be deemed an Affiliate of the named company only so long as the foregoing control relationship exists.

        1.3. Change in Control. "Change in Control" shall have the meaning given in Section 12.4.

        1.4. Competitive System. "Competitive System" means any optical defect review microscope or similar tool for semiconductor wafer, mask or flat panel display defect review or classification whose architecture is based primarily on reflected light images and which is capable of operating on a standalone basis (i.e., does not have to be incorporated into an inspection system).

        1.5. Demonstration System. "Demonstration System" means a Uniphase Product that is used for demonstration purposes, as designated by KLA-Tencor; provided, however, that no more than three (3) Uniphase Products may be designated as Demonstration Systems by KLA-Tencor during any year (commencing with the year July 1, 1997-June 30, 1998) of this Agreement. Purchases of Demonstration Systems by KLA-Tencor and its Affiliates shall not be counted in calculating whether KLA-Tencor has met its minimum purchase obligations hereunder as described in Section 2.2 or 12.2 below.

        1.6. Exclusive Period. "Exclusive Period" means the period during the term of this Agreement during which the restrictions on Uniphase set forth in
Section 2.7 are in effect, as such term may be extended pursuant to Section 12.

        1.7. Gross Margin. "Gross Margin" shall mean, with respect to any sale or other disposition of ADC Software or Systems (excluding sales of Spare Parts (as defined below) and non-warranty customer support), the Net Sales Price thereof minus the sum of (i) the sales price of any KLA-Tencor Options sold or otherwise disposed of in connection with such sale or other disposition, to the extent the sales price of such KLA-Tencor Options is included in the Net Sales Price of such ADC Software or Systems, plus (ii) the Uniphase COGS for such ADC Software or Systems, as applicable, plus (iii) the KLA-Tencor COGS incurred by KLA-Tencor in connection with such sale or other disposition. "Spare Parts" means parts that (i) are acquired by a user of a Uniphase Product, or by KLA-Tencor on behalf of such a user, to replace the same or substantially the same parts on such Uniphase Product that are consumed or worn out in the operation thereof, and (ii) do not provide additional functionality to such Uniphase Product.

        1.8. Initial Term. "Initial Term" means the period commencing on the Effective Date and ending on June 30, 2000.

        1.9. Intellectual Property Rights. "Intellectual Property Rights" means any and all United States and foreign Patents and published or unpublished patent applications (including without limitation any and all additions, divisions, continuations, continuations-in-part, substitutions, extensions, renewals, utility models and certificates of invention or reissues thereof or therefor), copyrights, mask work rights, trademarks, trade names, trade secrets and other forms of legal protection for inventions, works of authorship, know-how, data, processes and the like.

        1.10. KLA-Tencor COGS. "KLA-Tencor COGS" means all of KLA-Tencor's costs of sales, installation, warranty and applications support (i.e., customer training and system commissioning, including System integration and testing), license fees and royalties incurred in connection with sales or other dispositions of Uniphase Products, measured in each case in accordance with generally accepted accounting principles consistently applied ("GAAP"), but excluding any such costs, fees and royalties incurred in connection with sales or other dispositions of KLA-Tencor Options.

        1.11. KLA-Tencor Options. "KLA-Tencor Options" means those KLA-Tencor products which may be sold or otherwise disposed of in connection with sales or other disposition of ADC Software or Systems but which are not covered by any Uniphase Intellectual

Property Rights or otherwise embody any Uniphase technology. Notwithstanding the foregoing, it is understood and agreed that (*) described in Section 11.3 below, is a KLA-Tencor Option.


        1.12. Net Sales Price. "Net Sales Price" means the total amount invoiced by KLA-Tencor upon the sale or other disposition of ADC Software or Systems, less the following deductions: (i) sales, use or similar taxes; (ii) freight, insurance and other transportation charges; (iii) trade, cash and quantity discounts; and (iv) amounts repaid or credited by reason of returns or because of retroactive price reductions, or due to government laws or regulations requiring rebates; provided that if ADC Software or a System is sold together or in connection with other products on the same purchase order or under the same purchase agreement, and the Net Sales Price of the ADC Software or System is discounted from its published list price, then the discount from published list price on all of the products so sold on the same purchase order or under the same purchase agreement, including the System and the ADC Software, shall be allocated evenly across the Net Sales Price of all of the products so sold on the same purchase order or under the same purchase agreement, including the System and the ADC Software, for purposes of calculating Gross Margin.

        1.13. Patent. "Patent" shall mean a patent, reissue or reexamination patent, patent of importation, revalidation patent, utility model, certificate of invention or registration of patent.

        1.14. Specifications. "Specifications" shall have the meaning set forth in Exhibit C.

        1.15. Systems. "Systems" means (i) Uniphase's proprietary laser confocal microscope semiconductor wafer, mask and flat panel display defect review and classification systems identified on Exhibit B hereto, (ii) any other laser confocal microscope systems for the review and classification of semiconductor wafer, mask and flat panel display defects commercially released by Uniphase during the term of this Agreement, and (iii) any options, upgrades, new versions or improvements to any of the foregoing commercially released by Uniphase during the term of this Agreement.

        1.16. System Software. "System Software" means all software provided by Uniphase to KLA-Tencor with and for the operation of Systems, provided that System Software does not include ADC Software. System Software will be provided by Uniphase to KLA-Tencor in object code form only and solely as an element of Systems; provided, however, that subject to the terms and conditions set forth herein, Uniphase shall provide KLA-Tencor the source code for such elements of the System Software as necessary to carry out the research and development effort contemplated by Section 11.3 below; provided further, however, that the parties intend that Uniphase shall not provide KLA-Tencor any source code for System Software licensed by Uniphase from ISOA, Inc.

        1.17. Uniphase COGS. "Uniphase COGS" means all of Uniphase's direct and indirect costs of manufacturing Uniphase Products, including (without limitation) costs of materials, labor, allocated overhead and services, including variances, license fees, royalties and similar amounts payable to third parties, warranty expense, costs of hardware necessary to incorporate ADC Software into Systems, costs of testing and integration at Uniphase's facility and depreciation, measured in each case in accordance with GAAP.

        1.18. Uniphase Products. "Uniphase Products" means (a) Systems, and (b) ADC Software.

        2. SUPPLY; SPECIFICATIONS; EXCLUSIVITY; COMPETING PRODUCTS.

        2.1. Subject to the terms and conditions of this Agreement, Uniphase hereby appoints KLA-Tencor and its Affiliates as Uniphase's exclusive original equipment manufacturer for the Uniphase Products. Uniphase shall supply to KLA-Tencor and its Affiliates all Uniphase Products ordered during the term of this Agreement. As new Uniphase Products are introduced, Uniphase may wish to discontinue older Uniphase Products. KLA-Tencor and Uniphase shall negotiate in good faith a reasonable phase-out for discontinued Uniphase Products that takes into account both KLA-Tencor's business needs and Uniphase's manufacturing situation. Uniphase shall also supply to KLA-Tencor and its Affiliates up to three (3) Demonstration Systems per year, as provided in Section 1.5.

        2.2. KLA-Tencor and its Affiliates shall place firm orders with Uniphase for at least 45 Systems and shall take delivery of at least 45 Systems, in each case during the period commencing on June 30, 1997 and ending on June 30, 1998, provided that for purposes of the foregoing minimum purchase commitment: (i) "Systems" shall mean laser confocal microscope Systems and not merely options or upgrades thereto; and (ii) the 45 Systems as to which KLA-Tencor and its Affiliates will place firm orders with Uniphase during the foregoing period need not be the same 45 Systems as to which KLA-Tencor and its Affiliates will take delivery from Uniphase during the foregoing period. KLA-Tencor and Uniphase shall negotiate in good faith minimum purchase quantities for each subsequent year of the Initial Term (commencing with the year July 1, 1998 - June 30, 1999) at least thirty (30) days prior to the start of each such year, taking into account general industry economic forecasts, segment specific growth statistics and the previous year's actual sales volume, as more fully described in Section
12.2 below.

        2.3. The specifications for the Systems listed on Exhibit B hereto and for Uniphase's Identifier 2.0 product (the "Specifications") are attached to this Agreement as Exhibit C. Within thirty (30) days after the Effective Date, Uniphase and KLA-Tencor shall mutually agree upon specifications for the ADC Software. In the event that a KLA-Tencor customer requests modifications to the Specifications, including ADC Software specifications, in connection with any sale or other disposition of a Uniphase Product, such modifications shall not be binding upon Uniphase unless agreed to by Uniphase. Specifications for new Uniphase Products to be sold hereunder shall be mutually agreed upon. Subject to
Section 2.4 below, specifications shall not be changed without the parties' mutual consent.

        2.4. Uniphase may implement changes in the design of a Product from time to time as required to satisfy safety, environmental or governmental standards as reasonably determined by Uniphase, in consultation with KLA-Tencor and providing KLA-Tencor with advance notice thereof to the greatest extent reasonably practical. Uniphase shall use commercially reasonable efforts to avoid changing the Specifications for any Product in connection with its implementation of any of the foregoing changes. Uniphase shall promptly notify KLA-Tencor when Uniphase becomes aware of the possible need for any such change, and shall keep KLA-Tencor informed on a continuing basis as to the implementation of any such change. Uniphase may further implement changes in the design of a Product that do not result in a change in the Specifications for such Product with KLA-Tencor's prior written consent, not to be unreasonably withheld.

        2.5. Except as expressly provided in Section 11.3, KLA-Tencor shall not
(i) modify or prepare derivative works of any of the Uniphase Products, (ii) disassemble, decompile, reverse engineer or otherwise attempt to derive the source code for the ADC Software or System Software, (iii) incorporate any of the Uniphase Products in any other products, or (iv) use any of the Uniphase Products to develop or provide other products or services.

        2.6. Notwithstanding any other term of this Agreement, it is understood and agreed that KLA-Tencor is not acquiring title to the ADC Software or System Software (or any part thereof). Except as expressly provided in Section 11.3, in using the ADC Software or System Software internally, KLA-Tencor shall comply with the terms and conditions of the license agreement attached hereto as Exhibit D. In connection with KLA-Tencor's sale and distribution of Uniphase Products to its customers, it is understood and agreed that (i) Uniphase will include with or in such Uniphase Products a license agreement in the form of Exhibit D attached hereto covering the ADC Software and System Software included therein, (ii) KLA-Tencor shall not remove such license agreement from such Uniphase Products, and (iii) KLA-Tencor shall not grant or purport to grant to its customers any rights in respect of the ADC Software or System Software that are broader than the rights granted in such license agreement; provided, however, that such licenses may be transferable by such customer solely in connection with the subsequent resale by such customer of the Uniphase Products as to which such license was originally granted.

        2.7. Subject to Section 12, during the Exclusive Period Uniphase agrees not to sell or license Uniphase Products to any manufacturer of semiconductor inspection equipment or any other person or entity, other than KLA-Tencor and its Affiliates. Notwithstanding the foregoing:

           (i) Uniphase may continue to sell upgrades and options, either directly or through its sales channels, to its current customers listed in Exhibit E attached hereto and continue to provide service and support to such customers, unless and until such customers elect to receive support from KLA-Tencor;

           (ii) Except as set forth in Section 2.7(i), within ninety (90) days after the Effective Date, Uniphase shall terminate all rights of Innotech Corporation to purchase and sell Uniphase Products; and

           (iii) Uniphase may contract directly with third parties for the development and delivery of prototype or beta systems or to conduct funded research and development, provided that (x) Uniphase notifies KLA-Tencor of any such contract, (y) except for contracts that Uniphase has formally quoted or entered into as of the Effective Date, all of which are set forth in Exhibit F attached hereto, Uniphase shall not enter into any such contract with (*) and (z) any resulting products that are commercially released by Uniphase as a result of such activity and that fall within the definition of ADC Software or Systems in Section 1 above shall be deemed Uniphase Products hereunder upon such commercial release.

        2.8. During the Exclusive Period, neither KLA-Tencor nor any of its Affiliates, acting by itself or with any other person or entity, will develop, manufacture, market, sell, distribute, display or otherwise promote any Competitive System. The foregoing shall not be deemed to prohibit KLA-Tencor or its Affiliates from selling, distributing or otherwise promoting products other than Competitive Systems, including without limitation (*). In addition, during the Exclusive Period, neither KLA-Tencor nor any of its Affiliates, acting by itself or with any other person or entity, will develop, sell, license, distribute or otherwise promote any automatic semiconductor wafer, mask or flat panel display defect review or classification software for use in connection with any Competitive Systems. Notwithstanding the foregoing, KLA-Tencor or any of its Affiliates, acting by itself or with any other person or entity, may develop, manufacture, market, sell, distribute, display or otherwise promote any optical defect review system for the review and classification of mask (but not semiconductor wafer or flat panel display) defects. In such event, Uniphase shall have the option to either (i) convert KLA-Tencor's rights hereunder with respect to any Uniphase Product(s) that perform the same or substantially the same functions from exclusive to non-exclusive, or (ii) terminate such rights in their entirety. In either case as provided in the preceding sentence, the restrictions set forth in Section 2.7 shall no longer apply with respect to the Uniphase Product(s) referred to in the preceding sentence.

        2.9. KLA-Tencor and its Affiliates shall have the right, subject to
Section 2.6 above, to grant sublicenses to their end-user customers who have paid the required fees in respect of the ADC Software and the System Software installed in Systems purchased by KLA-Tencor and its Affiliates hereunder for the sole purpose of permitting such end-user customers to use the ADC Software and the System Software for their own internal business purposes in connection with their use of such Uniphase Products, provided that such sublicenses shall not grant or purport to grant any rights in respect of the ADC Software or System Software that are broader than the rights granted in the license agreement attached hereto as Exhibit D. KLA-Tencor and its Affiliates shall have the further right to provide to their end-user customers any updates, upgrades and/or bug fixes to the ADC Software and the System Software provided by Uniphase to KLA-Tencor hereunder, such updates, upgrades and/or bug fixes to be used solely in connection with such use of Uniphase Products. KLA-Tencor shall have the right, subject to Section 2.6 above, to use and make copies of the ADC Software and System Software, in object code form only, for the sole purpose of, and only to the extent necessary for, selling, maintaining and supporting the Uniphase Products purchased by KLA-Tencor and its Affiliates hereunder. No other rights to grant sublicenses with respect to, provide updates, upgrades and/or bug fixes for or use or copy the ADC Software or System Software are granted hereby, except as expressly set forth herein.

     3. PRICES.

        3.1. Uniphase will sell and transfer Systems and ADC Software to KLA-Tencor and its Affiliates hereunder at prices (the "Transfer Prices") to be negotiated in accordance with Section 3.2. The parties intend that the Transfer Prices will approximate the sum of (i) the Uniphase COGS with respect to such Uniphase Products, and (ii) (*) of such Uniphase Products by KLA-Tencor and its Affiliates. Notwithstanding the foregoing: (i) the amounts that would otherwise be paid to Uniphase shall be reduced by (*) for each of the first twenty (20) Systems sold to KLA-Tencor or its Affiliates or to customers of KLA-Tencor or its Affiliates after June 1, 1998; and (ii) the prices to be paid by KLA-Tencor and its Affiliates for Spare Parts shall be determined as provided in Section 11.5.

        3.2. The initial Transfer Prices for Systems and ADC Software will be agreed to by Uniphase and KLA-Tencor as soon as possible following the Effective Date and in any event by August 1, 1997. The Transfer Prices are applicable only to new Uniphase Products and do not apply to (i) Uniphase Products that Uniphase has used as demonstration systems, or (ii) Uniphase Products that are designated by KLA-Tencor as Demonstration Systems (the prices for which are set forth in Section 7.1 below). The parties shall meet and agree upon any necessary or appropriate prospective changes to the Transfer Prices prior to October 1, 1997 and January 1, 1998 and on each July 1 thereafter. In the event the parties are unable to agree upon the initial Transfer Prices or any changes to such prices, the matter shall be resolved by arbitration as provided in Section 17.1 below.

        3.3. The parties currently estimate that:

           (i) as of the Effective Date, the Uniphase COGS for its LIS 1010 System is (*) and the Uniphase COGS for its LIS Mask system is (*); and

           (ii) the KLA-Tencor COGS for Uniphase Product sales will be (*) of the sales price to the customer, plus (*) per ADC Software product for applications support.

        3.4. KLA-Tencor and Uniphase will use commercially reasonably efforts to reduce the KLA-Tencor COGS and Uniphase COGS, respectively. The parties intend to share equally the benefits of any such cost savings. It is understood and agreed that failure to achieve such cost savings will not constitute a breach of the Agreement.

        3.5. In order to accelerate the research and development effort to be undertaken by Uniphase pursuant to Section 11.2 below, on August 1, 1997, KLA-Tencor will pay Uniphase a non-refundable fee of (*) for non-recurring engineering costs associated with that effort.

     4. NEW RELEASES. Uniphase shall give KLA-Tencor at least six months prior written notice of new Product releases.

     5. ORDER PROCESS. KLA-Tencor will submit orders to Uniphase at least ninety (90) days prior to shipment. Orders will be submitted on KLA-Tencor's standard purchase order form. Any terms of any order form or order acceptance form which are inconsistent with or add to the terms of this Agreement shall be of no force or effect, even if such form is acknowledged by the recipient. The orders shall contain all relevant information for packing, shipping (forwarding methods) and other elements to be agreed upon by the parties hereto. Uniphase will use commercially reasonable efforts to meet the shipment dates requested by KLA-Tencor. KLA-Tencor shall have the right, at least four (4) weeks prior to shipment, to delay delivery of Uniphase Products up to four (4) weeks from the scheduled delivery date. If any Uniphase Products are delivered late to KLA-Tencor, then during the period of any deficiency Uniphase will devote at least fifty percent (50%) of its production capacity for Uniphase Products to the production of Uniphase Products for KLA-Tencor and shall make available at least fifty percent (50%) of its production output of Uniphase Products to KLA-Tencor, until such deficiency has been eliminated.

        6. DELIVERY; INSPECTION.

        6.1. Uniphase Products shall be delivered FOB Uniphase's factory in San Jose, California.

        6.2. All Uniphase Products must meet the Specifications, including the ADC Software specifications and any modifications to the Specifications requested by KLA-Tencor or its customers and agreed to by Uniphase, prior to Source Acceptance (as defined below), if any, shipment and invoicing therefor. Subject to Uniphase's and KLA-Tencor's development of mutually agreed-to procedures for this purpose, KLA-Tencor and its Affiliates and the customers of KLA-Tencor and its Affiliates shall have the right to inspect Uniphase Products produced for KLA-Tencor and its Affiliates or the customers of KLA-Tencor and its Affiliates prior to shipment ("Source Acceptance") and shall have the right to witness all tests of the Uniphase Products produced for KLA-Tencor and its Affiliates or the customers of KLA-Tencor and its Affiliates which are conducted by Uniphase.

     7. CURRENCY; INVOICING AND PAYMENT TERMS.

        7.1. Uniphase shall submit invoices for all Uniphase Products to KLA-Tencor in U.S. Dollars at the address specified in Section 18.4. Invoices shall be submitted no earlier than the date of shipment to KLA-Tencor or its Affiliate or, if Uniphase is requested by KLA-Tencor or its Affiliate to ship the Uniphase Products directly to the customer of KLA-Tencor or its Affiliate, the date of shipment to such customer. KLA-Tencor and its Affiliates shall pay Uniphase eighty percent (80%) of the amount due on each invoice within thirty
(30) days from the date of invoice. KLA-Tencor and its Affiliate shall pay Uniphase the remaining twenty percent (20%) of the amount due on each invoice within sixty (60) days from the date of invoice. Notwithstanding the foregoing, with respect to Uniphase Products that are purchased as Demonstration Systems, KLA-Tencor shall pay Uniphase the Uniphase COGS with respect to such Uniphase Products within thirty (30) days from the date of invoice and (*) with respect to such Uniphase Products within thirty (30) days from KLA-Tencor's receipt of payment of the sales price therefor from the customer. In all cases KLA-Tencor or its Affiliate, as applicable, shall pay Uniphase the amounts owed hereunder within thirty (30) days of receiving the associated payment from the end-user customer.

        7.2. Any tax, customs duty, or other charges with respect to the sale hereunder, resale by KLA-Tencor, use or delivery of Uniphase Products shall be the responsibility of KLA-Tencor. KLA-Tencor shall promptly pay all such amounts when due. In the event Uniphase is required to pay any amounts for which KLA-Tencor is responsible pursuant to this Section 7.2, KLA-Tencor shall promptly reimburse Uniphase upon receipt of an invoice therefor.

        7.3. Each party shall have the right, at its own expense, during normal working hours and not more than once per year, to have its independent auditors review the other party's books and records to confirm the Uniphase COGS, KLA-Tencor COGS and Gross Margin incurred and/or achieved by KLA-Tencor or Uniphase, as applicable. Such auditor shall only disclose to the auditing party such information as is necessary for such confirmation.

     8. FORECASTS. On or before the 15th day of each calendar quarter, KLA-Tencor shall provide Uniphase with a six-month rolling forecast, of which the first three months shall be firm orders.

     9. TITLE; RISK OF LOSS. Good and marketable title and risk of loss shall pass to KLA-Tencor or its Affiliate after Source Acceptance, if any, and when Uniphase Products are delivered to the carrier, FOB Uniphase's factory in San Jose, California.

     10. KLA-TENCOR OBLIGATIONS; TRAINING; EXHIBITIONS.

        10.1. KLA-Tencor shall be responsible for promoting, selling, installing, supporting and servicing the Uniphase Products purchased under this Agreement.

        10.2. Uniphase will provide telephone support to KLA-Tencor regarding the Uniphase Products during Uniphase's normal business hours (Monday through Friday, 9:00 AM to 5:00 PM) free of charge to KLA-Tencor. If KLA-Tencor's customers who have purchased Uniphase Products contact Uniphase with support questions, Uniphase will refer such customers to KLA-Tencor. KLA-Tencor shall assume as much of the telephone support burden as its expertise permits.

        10.3. Uniphase will train up to five (5) KLA-Tencor engineers, who shall act as trainers for the KLA-Tencor sales and support organizations. Training will be conducted in English. Travel, meals and lodging expenses of KLA-Tencor's and Uniphase's engineers will be borne by KLA-Tencor.

        10.4. Uniphase will provide mutually agreed upon customer support in case of a problem that cannot be solved by KLA-Tencor for the first twenty (20) Uniphase Products sold by KLA-Tencor to KLA-Tencor's customers, for a period not to exceed six (6) months following acceptance, free of charge. KLA-Tencor will bear the reasonable travel, meals and lodging expenses of Uniphase's service personnel. Thereafter, Uniphase will provide service to

KLA-Tencor's customers at Uniphase's local service charge rate, with travel, meals and lodging expenses of service personnel borne by KLA-Tencor.

        10.5. In the event that KLA-Tencor shall experience within a single thirty (30) day period, failure of at least six (6) of the same Uniphase Products while under warranty to meet the same element of the mutually agreed Uniphase specifications (a "Continuing Fault"), KLA-Tencor's purchase commitments under Section 2 for the annual period(s) during which such Continuing Fault has occurred shall be suspended during such period of Continuing Fault and shall be reduced in proportion to the portion of the period covered by such purchase commitment during which the Continuing Fault remains unresolved. In such event, Uniphase and KLA-Tencor shall work together to resolve such problem as quickly as possible. Field support for Uniphase Products with Continuing Faults shall be provided by Uniphase at Uniphase's expense.

        10.6. During the term of this Agreement, KLA-Tencor agrees to market and promote sales of the Uniphase Products, other than Uniphase Products for the review and classification of mask (but not semiconductor wafer or flat panel display) defects, with the same level of effort as KLA-Tencor uses to market and promote sales of KLA-Tencor's wafer inspection and yield management products.

        10.7. During the term of this Agreement, KLA-Tencor agrees to exhibit prominently the Uniphase Products at industry-wide trade shows where KLA-Tencor has an exhibit in a manner that KLA-Tencor deems appropriate. This will include all major industry shows in the second half of calendar 1997 and beyond during the term of this Agreement.

     11. UNIPHASE OBLIGATIONS.

        11.1. Uniphase shall manufacture Uniphase Products in accordance with the Specifications, including any modifications to such Specifications agreed to by Uniphase. Uniphase shall comply with any reasonable request of KLA-Tencor as to Specifications regarding color, label, logo, brand name, and model number. In the event that KLA-Tencor determines to have Uniphase manufacture Uniphase Products exhibiting any of Uniphase's trademarks, trade names, logos or similar subject matter, any use of the foregoing by KLA-Tencor in marketing, distributing or otherwise promoting the Uniphase Products shall be subject to Uniphase's prior written approval, not to be unreasonably withheld or delayed. KLA-Tencor agrees to reproduce the Uniphase copyright notices that appear on the originals.

        11.2. Uniphase will use commercially reasonable efforts to develop (*). The resulting product will be deemed a Uniphase Product hereunder. KLA-Tencor and Uniphase shall jointly develop the product development schedule for this project.

        11.3. Uniphase will assist KLA-Tencor in implementing (*):

        11.3.1. KLA-Tencor and Uniphase shall jointly develop the product specifications and development schedule for this project. In the event that (*) is not available for shipment by the thirtieth (30th) day following the availability date set forth on such schedule, then notwithstanding Section 3 above, Uniphase shall only be entitled to (*) on sales and other dispositions of (*) during the sixty (60) day period following such thirtieth (30th) day. In the event that (*) is not available for shipment by the ninetieth (90th) day following the availability date set forth on such schedule, then notwithstanding Section 3 above, Uniphase shall not be entitled to any portion of the Gross Margin on sales and other dispositions of (*) during the ninety (90) day period following such ninetieth (90th) day. In the event that (*) is not available for shipment by the 180th day following the availability date set forth on such schedule, then notwithstanding Section 3 above, Uniphase shall only be entitled to (*) on sales and other dispositions of (*); provided, however, that (x) such period of reduced Gross Margin sharing shall not exceed 180 days following such 180th day, (y) following such period of reduced Gross Margin sharing, the provisions of Section 3 above shall govern the sharing of Gross Margin on sales of (*) hereunder, and (z) Uniphase shall not be required to supply (*) to KLA-Tencor after the completion of the 180 day period following such 180th day.

        11.3.2. Subject to the terms and conditions of this Agreement, Uniphase hereby grants to KLA-Tencor, under Uniphase's applicable Intellectual Property Rights, a world-wide, non-transferable, non-sublicensable (except as expressly provided below) license to use, modify and duplicate the source code for the System Software provided to KLA-Tencor by Uniphase hereunder for the sole purpose of, and only to the extent necessary for, enabling (*) to operate on and in conjunction with Systems, including for the support and maintenance of (*). Subject to the terms and conditions of this Agreement, Uniphase hereby further grants to KLA-Tencor, under Uniphase's applicable Intellectual Property Rights, a world-wide, non-transferable, non-sublicensable license to compile the foregoing modified source code for the System Software into object code and
(i) incorporate such object code into such (*) for the sole purpose of, and only to the extent necessary for, enabling such (*) to operate on and in conjunction with Systems, and (ii) make copies of and, subject to Section 2.6 above, grant sublicenses to end-user customers of KLA-Tencor and its Affiliates in respect of such object code for the sole purpose of permitting such end-user customers to use such object code for their own internal business purposes in connection with their use of (*). No other rights or licenses in respect of the source code for the System Software are granted hereby, by implication, estoppel or otherwise. Any copies of the source code or object code for the System Software made by or for KLA-Tencor shall bear the same copyright and other proprietary notices and legends as appear on the original. Notwithstanding the foregoing, if Uniphase reasonably believes that it cannot provide a portion of the source code for the System Software to KLA-Tencor without thereby providing source code licensed by Uniphase from ISOA, Inc., then (x) Uniphase shall not be obligated to provide such portion of the source code for the System Software to KLA Tencor, and (y) no licenses shall be granted hereunder with respect to such portion.

        11.3.3. Subject to Section 16, Uniphase will provide to KLA-Tencor, Uniphase's standard reliability test specifications and protocols for the Systems to which KLA-Tencor intends to port (*). Modifications of such Systems by KLA-Tencor shall not void the warranty provided in Section 14, provided that
(i) KLA-Tencor has notified Uniphase of such modifications at least thirty (30) days in advance, (ii) KLA-Tencor provides Uniphase with access to reliability test data which meets Uniphase's standard reliability specifications in accordance with Uniphase's standard reliability test protocols for relevant subsystems; and (iii) Uniphase has reasonably agreed that such modifications will not void the warranty. If KLA-Tencor cannot provide reliability test data which meets Uniphase's standard reliability specifications in accordance with Uniphase's standard reliability test protocols for relevant subsystems, KLA-Tencor may elect that (a) Uniphase will not cover the warranty for the modified subsystem; or (b) KLA-Tencor will provide Uniphase access to the modified subsystems, in which case Uniphase will have its reliability engineers inspect the equipment to determine whether the warranty should apply. If KLA-Tencor provides such access, KLA-Tencor will bear the costs of travel, meals, lodging and engineering time of Uniphase's reliability engineers. The warranty provided in Section 14 shall not apply to modules of the Uniphase Products which have been modified by KLA-Tencor if (x) KLA-Tencor has not notified Uniphase of such modification at least thirty (30) days in advance, or
(y) Uniphase, in its reasonable discretion, has not approved of the modification (provided that in such case, Uniphase shall provide KLA-Tencor with a reasonable explanation of why the modification was not approved), and the deviation of any such modules from the Specifications therefor shall not be deemed a Continuing Fault. All modules of the Uniphase Product which are not modified by KLA-Tencor or defects not caused by KLA-Tencor's modifications shall remain covered by the warranty in Section 14. In the event that (I) Uniphase approves of a modification as provided above, and (II) based on field experience with such modified System, it appears that such modification is resulting in more frequent or more serious System defects or failures, then Uniphase shall not be required to honor the warranty provided in Section 14 for such modified Systems. No other rights to modify Uniphase Products are granted hereby, by implication, estoppel or otherwise.

        11.4. During the Exclusive Period, but in no event for a period exceeding the Initial Term, Uniphase agrees to invest annually at least (*) of the amounts received by Uniphase for sales of Uniphase Products hereunder (excluding the amounts received pursuant to Section 3.5 above) in each twelve month period following the Effective Date (commencing with the period July 1, 1997-June 30, 1998) in research and development activities relating to further development of Uniphase Products. Characterization of activities as involving research and development efforts shall be in accordance with GAAP. After the Initial Term, so long as the Exclusive Period is in effect, the parties shall negotiate the level of Uniphase's investment in research and development for subsequent terms of the Agreement.

        11.5. It is understood and agreed that most parts for the Uniphase Products are obtained by Uniphase from third-party vendors. During the term and following termination of this Agreement, Uniphase will assist KLA-Tencor, at KLA-Tencor's expense, in procuring Spare Parts from such vendors. With respect to Uniphase Products Spare Parts manufactured by Uniphase, Uniphase shall make such parts available to KLA-Tencor for a period of five (5) years following manufacture of the applicable Uniphase Products. The prices to be paid by KLA-Tencor for such Spare Parts shall be the greater of (i) Uniphase COGS plus twenty percent (20%) and (ii) fifty percent (50%) of KLA-Tencor's then-current published U.S. list price.

        11.6. Uniphase shall provide KLA-Tencor with copies of and hereby grants KLA-Tencor the right to use, reproduce and reformat (to the extent required to conform to other

KLA-Tencor documentation) all necessary Uniphase technical and other documentation such as operation and maintenance manuals and system descriptions, including the right to receive and reproduce electronic versions of these documents and their regular updates. All written materials shall be provided in English. All electronic versions shall be provided on a diskette in Windows format. KLA-Tencor may make modifications to the foregoing materials; provided that KLA-Tencor shall reproduce on any copies thereof all Uniphase copyright and other proprietary notices and legends as appear on the versions thereof provided to KLA-Tencor by Uniphase. KLA-Tencor shall only use, reproduce and distribute the foregoing Uniphase materials in connection with KLA-Tencor's sale and promotion of the Uniphase Products.

     12. TERM AND TERMINATION,

        12.1. The initial term of this Agreement shall be the Initial Term. Following the Initial Term, KLA-Tencor may extend the term of this Agreement for up to three (3) additional one-year periods by giving written notice to Uniphase at least two (2) months before the end of the then-current term; provided, however, that no such extension shall be effective unless it is determined, within thirty (30) days after the end of the then-current term, that KLA-Tencor met the minimum purchase obligation provided for in Section 2.2 above or Section
12.2 below, as applicable, for the year immediately preceding the proposed extension year. In the event that it is determined that KLA-Tencor has not met the foregoing minimum purchase obligation, then Uniphase shall provide written notice to that effect to KLA-Tencor and this Agreement shall terminate thirty
(30) days after such notice is given. Upon termination of this Agreement under any subsection of this Section 12, (a) the rights and license granted to KLA-Tencor pursuant to this Agreement shall automatically terminate except as necessary to continue support and maintenance of the Uniphase Products for KLA-Tencor's customers and to sell any Uniphase Products in KLA-Tencor's inventory or covered by firm purchase orders placed by KLA-Tencor prior to such termination or within thirty (30) days thereafter and calling for delivery within six (6) months thereafter, (b) Uniphase and KLA-Tencor will each, upon the other party's request, ship to such other party all tangible items in the shipping party's possession which are proprietary to such other party, and (c) KLA-Tencor will have no obligation to purchase any Uniphase Products after the date of termination, whether or not such products have been forecasted for purchase, unless such Uniphase Products are covered by a KLA-Tencor purchase order.

        12.2. For each year of this Agreement following the initial year (commencing with the year July 1, 1998-June 30, 1999), the parties shall negotiate in good faith to reach agreement on the minimum number of Systems to be purchased hereunder by KLA-Tencor during such year, including any extension year pursuant to Section 12.1 above, at least thirty (30) days prior to the start of such year. In addition to the factors referenced in Section 2.2 above, the parties shall use VLSI Research Inc.'s sales growth projections for optical review tools, if available, or if not available for process diagnostics equipment as a guideline for their negotiations. In the event that the parties, after making such good faith efforts, do not reach agreement on a minimum number of Systems for such year, then such minimum number shall be determined by arbitration as provided in Section 17.1 below. The Exclusive Period shall continue during the period of any such negotiation and/or arbitration.

        12.3. In the event of a material breach or default under this Agreement, this Agreement may be terminated by the non-breaching party upon ninety (90) days written notice unless such breach or default is cured to the reasonable satisfaction of the non-breaching party during said 90-day period.

        12.4. This Agreement may be terminated by a party in the event that the other party undergoes a Change in Control, such termination to be effective upon thirty (30) days written notice. Alternatively, in the event of a Change in Control of a party, the other party may elect to continue this Agreement on a nonexclusive basis, meaning that KLA-Tencor shall be released from its obligations under Section 2.8, and Uniphase shall be released from its obligations under Section 2.7, for the remainder of the year of this Agreement in which the Change in Control occurs and, at such electing party's option, for one additional extension year. For these purposes "Change in Control" shall mean the occurrence of any one of the following:

           (a) any direct competitor of a party is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule), directly or indirectly, of securities of the other party representing 10% or more of the combined voting power of the other party's then outstanding securities; or

           (b) the solicitation of proxies (within the meaning of Rule 14a-1(k) under the Exchange Act or any successor rule) by a direct competitor of a party with respect to the election of any director of the other party where such solicitation is for any candidate who is not a candidate proposed by a majority of the Board in office prior to the time of such election, and the election of such candidate.

        12.5. KLA-Tencor may elect to terminate the Exclusive Period for convenience upon ninety (90) days prior written notice to Uniphase. In the event of such termination, this Agreement shall continue on a nonexclusive basis, as described in Section 12.4, for a period of one (1) year thereafter, after which this Agreement shall terminate.

        12.6. Uniphase may elect to terminate the Exclusive Period in the event that KLA-Tencor fails to meet the minimum purchase obligation provided for in
Section 2.2 or 12.2 above, as applicable, such termination to be effective as of the end of the year in question, which shall be Uniphase's sole remedy in connection therewith. In the event of such termination, this Agreement shall continue on a nonexclusive basis, as described in Section 12.4, for a period of one (1) year thereafter, after which this Agreement shall terminate.

        12.7. Termination of this Agreement shall not relieve either party from obligations, including payment obligations, to the other party incurred prior to termination.

        12.8. Sections 14, 15, 16 and 18 hereof shall survive any termination of this Agreement.

     13. FORCE MAJEURE. Neither party shall be liable for any delay or failure in performance to the extent such delay or failure is caused by fire, flood, earthquake, other natural disaster, explosion, war, strike, labor stoppage, embargo, government requirement, civil or military authority, act of God, inability to secure raw material or transportation facilities, or for any act or omission of carriers or suppliers or any other causes beyond its reasonable control, whether or not similar to the foregoing, but any such delay or failure shall be remedied as soon as possible. The provisions of this Section 13 shall not excuse the failure to pay monies due hereunder.

     14. WARRANTIES; CONTINUING FAULTS.

        14.1. Uniphase warrants that, to the best of its knowledge, it is the owner or licensee of all Intellectual Property Rights covering or embodied in the Uniphase Products and has all rights necessary to enter into this Agreement. Uniphase further warrants that, at the time of shipment, the Uniphase Products will comply with all applicable industry and environmental regulations.

        14.2. Uniphase warrants that (a) good and marketable title to the Uniphase Products purchased hereunder, free and clear of liens and adverse claims, will be transferred to KLA-Tencor and its Affiliates, and (b) the Uniphase Products purchased hereunder will meet the Specifications, including the ADC Software specifications, and will be free from faulty workmanship and use of defective materials for a period of 12 months from the date of acceptance of the Uniphase Products by a KLA-Tencor customer or 18 months from the date of shipment to KLA-Tencor, whichever first occurs. Spare Parts are warranted for a period of 90 days from the date of installation or 18 months from the date of shipment, whichever first occurs, provided that the foregoing 18 month period shall be reduced (x) for the Spare Parts listed on Exhibit G attached hereto, to the period set forth thereon, and (y) with respect to Spare Parts acquired by Uniphase from third parties, to the maximum period for which such Spare Parts are warranted by such third parties. Notwithstanding the foregoing, if KLA-Tencor is required to offer a longer warranty period to its customers, including for Spare Parts, Uniphase will honor such longer warranty period with mutually acceptable pricing. In the event of a breach of the warranty set forth in clause (b), Uniphase's sole liability and KLA-Tencor's sole remedy shall be for Uniphase, at its option and expense, to repair or replace the defective Uniphase Product or component; provided that if such defective Uniphase Product or component cannot be repaired or replaced, then Uniphase shall refund the purchase price. The warranty set forth in clause (b) shall not apply in the event that the Uniphase Products are subjected to abuse, misuse or operation outside proper environmental parameters (as indicated in the manuals for such Uniphase Products) or are modified other than by Uniphase or are repaired other than by Uniphase or its authorized agents or by KLA-Tencor. Uniphase does not represent that the ADC Software will be error-free, but will maintain an active "bug fix" program and will provide new releases containing bug fixes to KLA-Tencor and its customers without charge.

        14.3. EXCEPT AS SET FORTH IN SECTIONS 14.1 AND 14.2 HEREOF, UNIPHASE DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE UNIPHASE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM A COURSE OF

DEALING, USAGE OR TRADE PRACTICE, OR WARRANTIES CONCERNING THE NONINFRINGEMENT OF THIRD PARTY RIGHTS.

        14.4. THE REMEDY OF REPAIR, REPLACEMENT OR REFUND SET FORTH IN SECTION
14.2 SHALL BE KLA-TENCOR'S SOLE REMEDY AND UNIPHASE'S SOLE LIABILITY IN THE EVENT OF BREACH OF THE WARRANTY PROVIDED IN SECTION 14.2(b).

     15. INTELLECTUAL PROPERTY; PROHIBITED TRANSACTIONS; INDEMNITY;
TRADEMARKS.

        15.1. Uniphase shall retain ownership of all of the Intellectual Property Rights relating to the Uniphase Products. Subject to the preceding sentence, KLA-Tencor shall retain ownership of all Intellectual Property Rights in and to KLA-Tencor Options. Uniphase and KLA-Tencor shall each own all Intellectual Property Rights developed solely by such party without reference to any Intellectual Property Rights owned by the other party. Uniphase and KLA-Tencor shall jointly own all Intellectual Property Rights developed jointly by the parties hereunder, except that in the event that Uniphase and KLA-Tencor jointly develop any Intellectual Property Rights pursuant to the development project contemplated by Section 11.3 above and such Intellectual Property Rights are embodied in KLA-Tencor's Impact product, then KLA-Tencor shall own all such Intellectual Property Rights and Uniphase agrees to assign to KLA-Tencor all of Uniphase's right, title and interest in and to such Intellectual Property Rights. Uniphase is not hereby receiving any license, implied or express, to any KLA-Tencor Intellectual Property Rights in or to KLA-Tencor Options, and during the term of this Agreement Uniphase will not reverse engineer any KLA-Tencor Options. The foregoing shall not be deemed to prevent Uniphase from fulfilling its research and development obligations pursuant to Section 11.3 above.

        15.2. Uniphase agrees not to sell or otherwise transfer its Uniphase Product business or all or substantially all of the Intellectual Property Rights that cover the Uniphase Products (other than as part of a sale of Uniphase or its entire business) (*). The foregoing restriction shall terminate on the earliest to occur of (i) five (5) years following the Effective Date, (ii) two
(2) years following the termination of the Exclusive Period, (iii) immediately upon KLA-Tencor's giving notice of termination of the Exclusive Period pursuant to Section 12.5, or (iv) immediately upon KLA-Tencor's failing to meet the minimum purchase obligation set forth in Section 2.2 above for the initial year of this Agreement (the period from June 30, 1997 throught and including June 30, 1998).

        15.3. Subject to the paragraphs below, Uniphase (the "Indemnifying Party") shall indemnify, defend and otherwise hold KLA-Tencor and its Affiliates and any of their officers, directors, shareholders, employees, agents or customers (the "Indemnified Parties") harmless from any claims, demand, loss, damage, settlement, judgment, costs, fees, expense or liability that any of them may incur (including reasonable attorneys' fees) as a result of any claim or allegation that the Uniphase Products infringe, misuse or misappropriate any patent, copyright, trade secret or other Intellectual Property Right of any other person or entity. Uniphase shall not have any obligation to indemnify the Indemnified Parties pursuant to this Section 15.3 to the extent that the infringement, misuse or misappropriation results from (i) combination of the Uniphase Products with any products not supplied by Uniphase, where such infringement, misuse or misappropriation would not arise based on the use of the Uniphase Products alone, or (ii) modification of the Uniphase Products other than by Uniphase or its authorized agents, or (iii) use of the Uniphase Products for any purpose for which they were not intended.

        15.4. In the event of any claim or allegation (including any cease and desist or similar letter), suit or legal action brought against any of the Indemnified Parties alleging such infringement, misuse or misappropriation, the Indemnifying Party shall pay all costs and expenses incurred and satisfy all settlements, judgments and decrees against the Indemnified Parties, provided that (i) the Indemnified Parties promptly notify the Indemnifying Party when such claim, suit or action becomes known to the Indemnified Parties, (ii) the Indemnified Parties grant the Indemnifying Party sole control over the defense of the claim, suit or action, and (iii) the Indemnified Parties provide such assistance and cooperation as the Indemnifying Party shall reasonably request, at the Indemnifying Party's expense. The Indemnifying Party shall not be liable for any settlement agreed to without its prior written consent. The Indemnifying Party shall not agree to any settlement without the prior written consent of the Indemnified Parties, such consent not to be unreasonably withheld, unless such settlement involves solely the payment of money by the Indemnifying Party. Failure to provide the notice required by this Section shall not relieve an Indemnified Party from any obligation hereunder except to the extent actually prejudiced by such failure.

        15.5. In the event that KLA-Tencor or any of its Affiliates or any of their customers are enjoined from the use of the Uniphase Products due to a proceeding based upon the infringement, misuse or misappropriation of any Intellectual Property Rights as to which Uniphase is obligated to indemnify the Indemnified Parties pursuant to Section 15.3, Uniphase at its option shall either:

           (a) promptly render the Uniphase Products non-infringing and complying with the Specifications; or

           (b) procure for KLA-Tencor and its Affiliates and their customers the right to continue using the Uniphase Products; or

           (c) replace the Uniphase Products with non-infringing equipment complying with the Specifications; or

           (d) repurchase the Uniphase Products at their original purchase price (but if the Product was purchased by a KLA-Tencor customer more than one-year prior to the date of such injunction, less depreciation calculated on a straight-line basis assuming a five-year useful life from the date of purchase by such customer), in case any of the options in paragraphs (a), (b) or (c) are not reasonably available.

        15.6. THIS SECTION 15 STATES THE ENTIRE LIABILITY AND SOLE REMEDY OF KLA-TENCOR AND UNIPHASE FOR THIRD PARTY CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS.

        15.7. KLA-Tencor acknowledges that the symbols, trademarks and service marks adopted by Uniphase or its suppliers to identify the Uniphase Products, as set forth in Exhibit H attached to this Agreement (the "Trademarks"), belong to Uniphase and that KLA-Tencor shall have no rights in such Trademarks, or any similar marks or marks which comprise the elements of such marks, except as expressly set forth herein. Subject to Uniphase's prior written approval and such written guidelines as Uniphase shall issue from time to time, KLA-Tencor may, at its discretion, use the Trademark solely in connection with the marketing and sale of the Uniphase Products. Further, KLA-Tencor may also use its own marks in connection with the marketing and sale of the Uniphase Products in conjunction with the Trademarks, upon Uniphase's reasonable approval.

     16. INFORMATION EXCHANGE.

        16.1. Uniphase and KLA-Tencor have exchanged prior to the date of this Agreement and intend to continue to exchange various types of information (i.e., technical and non-technical information, patents, trade and industrial secrets, manufacturing processes, and other confidential and proprietary information) in order to accomplish the work to be performed under this Agreement. Information shall be considered confidential if it is disclosed in writing and marked "confidential," "proprietary," or words of similar import, or disclosed orally and delivered to the other party in such written and marked form within one month of its disclosure. Nothwithstanding the foregoing, all source code of either party hereto shall be considered confidential. The parties shall treat all such information as strictly confidential, unless the information is:

           (a) available to the public at the time of disclosure to the receiving party, or thereafter becomes available to the public through no fault of the receiving party, but in such event only as of such later date;

           (b) independently made available to the receiving party by a third party without restrictions on disclosure; or

           (c) known to the receiving party before disclosure to the receiving party by the disclosing party or developed by the receiving party without reference to any confidential information of the disclosing party.

        In addition, the parties shall treat as confidential information the terms and provisions of this Agreement and any information exchanged pursuant to the License Agreement and the OEM Agreement, each dated as of November 20, 1995, by and between Uniphase and Tencor Instruments.

        16.2. The receiving party shall use the information solely for its own internal use consistent with this Agreement, not disclose the information to any person or persons outside its organization, and disclose the information to any person or persons within its organization only on a "need to know" basis. Notwithstanding the foregoing, the-receiving party shall not be liable for:

           (a) inadvertent disclosure or use of confidential information provided that:

              (i) it uses the same degree of care in safeguarding the information as it uses for its own confidential information of like importance, but in no event less than reasonable care; and

              (ii) upon the disclosure of any inadvertent disclosure or misuse of any information, it shall endeavor to prevent any further inadvertent disclosure or misuse; or

           (b) unauthorized disclosure or use of confidential information by persons who are or have been in its employ, unless the receiving party fails to protect the information with the same degree of care as it uses for its own information or similar importance, but in no event less than reasonable care; or

           (c) disclosure of confidential information where such information is disclosed with the prior written approval of the other party; or

           (d) disclosure of confidential information where such information has been received by the disclosing party, without restriction on disclosure, from a source other than the other party without breach of this Agreement and otherwise not in violation of the other party's rights.

        16.3. If either party is compelled to make a disclosure of any confidential information of the other party by law or government rule or regulation:

           (a) such disclosure shall be limited to the extent required;

           (b) the other party shall have an opportunity to review the information (and any request for confidential treatment) at least thirty (30) days (or such shorter period as is required by the rule or regulation) before disclosure; and

           (c) the disclosing party shall promptly apply for applicable protective orders.

        Notwithstanding the foregoing, such review shall not make the reviewing party responsible for the content of the disclosure.

           16.4. Each party agrees that injunctive relief shall be appropriate in the event of any breach or threatened breach of this Section 16, due to the irreparable harm (for which monetary damages would not be an adequate remedy) that would be suffered by the party whose confidential information is disclosed.

     17. ARBITRATION.

           17.1. Any dispute over either (i) the initial Transfer Prices for Uniphase Products or changes thereto pursuant to Section 3.2 above, or (ii) the minimum number of Systems to be purchased hereunder by KLA-Tencor during any year of this Agreement following the initial such year, as provided in Section
12.2 above, shall be settled by final and binding arbitration in Santa Clara County, California before a single neutral arbitrator, chosen by the parties within two weeks of the making of a written arbitration demand by either party. Except as varied by the provisions of this Section 17, the American Arbitration Association's then-prevailing Commercial Arbitration Rules shall apply to the arbitration. The parties shall exercise their best efforts to commence the arbitration hearing not later than 30 days after the selection of the arbitrator. The arbitration shall be completed within 20 days of its initiation, and the arbitrator shall render the decision within 10 days of the completion of the arbitration hearing. Unless the parties otherwise agree, no pre-arbitration discovery shall be allowed; the California Evidence Code shall apply to the taking of evidence at the arbitration; and the arbitration proceedings and evidence shall be confidential. The arbitrator shall have no authority to award any remedy or relief except as explicitly provided in the last sentence of this
Section 17, and shall limit the arbitration decision to (depending on which of the two arbitrable issues is submitted) specifying the initial Transfer Prices or changes thereto pursuant to Section 3.2 above, or specifying the minimum number of Systems to be purchased pursuant to Section 12.2 above. In determining any dispute regarding the minimum number of Systems to be purchased, the arbitrator shall explicitly address in the grounds for the decision the factors set forth in Sections 2.2 and 12.2 above. The arbitrator's decision shall be based on substantial evidence in the record as a whole, and shall be accompanied by a written statement of the facts found and the rules of law applied in reaching the decision. Judgment on an arbitration decision may be entered and enforced only in the Superior Court of the State of California, and the court shall not enforce any decision that is erroneous in its application of substantive law. The arbitrator shall impose sanctions for the abuse or frustration by any party of the arbitration process, and shall award the prevailing party, if any, reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees, and such other party shall also pay the costs of the arbitration.

     18. GENERAL.

           18.1. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, excluding any laws which direct the application of another jurisdiction's laws.

           18.2. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

           18.3. The headings of the Sections of this Agreement are for convenience and shall not be used to interpret this Agreement.

           18.4. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given seven
(7) days after mailing if
delivered or mailed by certified or registered mail with return receipt requested, or upon the date of hand delivery, or upon the date of facsimile transmission if receipt is confirmed:



               To KLA-Tencor:

               160 Rio Robles
               San Jose, CA  95161
               (408) 875-5497
               Fax: (408) 468-2213
               ATTN:  Ian Smith

               with a copy to:

               Lisa Berry, Esq.
               KLA-Tencor Corporation
               160 Rio Robles
               San Jose, CA  95161
               (408) 468-2423
               Fax: (408) 468-4266


               To Uniphase:

               163 Baypointe Parkway
               San Jose, California 95134
               (408) 434-1800
               Fax: (408) 954-0760
               ATTN: President

               with a copy to:

               Michael C. Phillips, Esq.
               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, California 94304
               (415) 813-5600
               Fax: (415) 494-0792

   Addresses may be changed by a notice given in accordance with this Section.

        18.5. Any provision of this Agreement may be amended only by a written instrument signed by the parties.

        18.6. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements regarding such subject matter.

        18.7. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party shall assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party.

        18.8. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

        18.9. Remedies provided herein are not exclusive unless otherwise expressly provided herein. Delay in enforcing any right or remedy as a result of any breach hereof shall not be deemed a waiver of that or any subsequent breach, except to the extent that a party is prejudiced by such delay.

        18.10. Each party warrants to the other party that:

           (a) it has taken all necessary corporate and other internal actions necessary to enter into this Agreement and the persons signing this Agreement have been authorized to do so; and

           (b) it has not entered into and will not enter into any other agreements that in any way conflict with this Agreement.

        18.11. Each party shall be responsible for obtaining all such approvals, permits, consents, waivers and governmental clearances to the extent that they affect its obligations under this Agreement.

        18.12. The Uniphase Products to be furnished under this Agreement may be or may become subject to the export control laws and regulations of the United States and other national governments and international authorities. KLA-Tencor agrees that it shall be responsible for complying with all such laws and regulations in respect of Uniphase Products purchased hereunder, including responsibility for paying any and all export fees, duties and the like. In addition, a party receiving technical data or materials from the other party shall not export, either directly or indirectly, any commodities, software or technology provided to it by the other party, nor the direct products of any such commodities, software or technology, to any proscribed country or to the nationals thereof as stated in any such applicable export control laws and regulations.

        18.13. EXCEPT FOR BREACHES OF SECTION 16, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING (WITHOUT LIMITATION) LOST PROFITS, LOST DATA, BUSINESS INTERRUPTIONS, OR LOSS OF BUSINESS OPPORTUNITY, OR OTHER ECONOMIC LOSS, ARISING IN ANY WAY OUT OF THE AGREEMENT OR THE PERFORMANCE

HEREOF, HOWEVER CAUSED AND ON THEORY OF LIABILITY, EVEN IF SUCH PARTY HAD BEEN ADVISED OF POSSIBILITY OF SUCH DAMAGES.

        18.14. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reimbursement from the non-prevailing party for its costs and expenses (including reasonable attorneys' fees) incurred in connection therewith, in addition to any other relief to which the prevailing party shall be entitled

        18.15. By its execution of this Agreement, Tencor Instruments agrees with Uniphase that the License Agreement and the OEM Agreement, each dated as of November 20, 1995, between Uniphase and Tencor Instruments shall terminate as of the Effective Date. It is understood and agreed that no further license payments, following the payment made on or about April 20, 1997, are due from Tencor to Uniphase under the foregoing License Agreement.

        18.16. By its execution of this Agreement, Ultrapointe Corporation agrees to be bound by all terms and conditions hereof that are binding upon Uniphase.

        18.17. Unless otherwise required by law (including, without limitation, as deemed advisable by a party hereto for purposes of compliance with applicable securities laws), in which case there will be prior disclosure to the other party, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by KLA-Tencor and Uniphase prior to release, provided that such approval shall not be unreasonably withheld.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIPHASE CORPORATION                         KLA-TENCOR CORPORATION


By:/s/ Dan E. Pettit                         By:/s/ Jon D. Tompkins
   ----------------------------                 --------------------------------
Name:  Dan E. Pettit                         Name:  Jon D. Tompkins
     --------------------------                   ------------------------------
Title:  Chief Financial Officer              Title:  Chief Executive Oficer
      -------------------------                    -----------------------------


ULTRAPOINTE CORPORATION                      TENCOR INSTRUMENTS


By:/s John M. Scott                          By:/s/ Lisa C. Berry
   ----------------------------                 --------------------------------
Name:  John M. Scott                         Name:  Lisa C. Berry
     --------------------------                   ------------------------------
Title:  President                            Title:  Secretary
      -------------------------                    -----------------------------

                  The following exhibits to this Agreement have been omitted. Copies of these exhibits will be submitted the the Securities and Exchange Commission upon request.

                  A.         ADC Software

                  B.         Systems

                  C.         Specifications

                  D.         Uniphase Software License

                  E.         Uniphase Customers(*)

                  F.         Uniphase Quotations

                  G.         Uniphase Spare Parts

                  H.         Uniphase Trademarks